SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 17, 2015

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

400 Atlantic Street
Stamford, Connecticut 06901
(Address of principal executive offices including zip code)

(203) 905-7801
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On March 17, 2015, Charter Communications, Inc. ("Charter" or the "Company") held its Special Meeting of Stockholders. Of the total 111,999,828 shares of Class A common stock of the Company issued, outstanding and eligible to vote at the meeting, 101,115,544 shares, representing the same number of votes, were represented in person or by proxy at the meeting. The votes cast for all matters are set forth below:

Proposal No. 1:
To approve the issuance of common stock of CCH I, LLC after its conversion to a corporation, to shareholders of GreatLand Connections in connection with the Agreement and Plan of Merger to be entered into by and among GreatLand Connections, Charter Communications, Inc. (“Charter”), CCH I, LLC, Charter Merger Sub, GreatLand Connections Merger Sub and Comcast Corporation (“Comcast”) and the Transactions Agreement dated April 25, 2014, by and between Comcast and Charter (the “Share Issuance”).

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
100,984,173	23,756	107,615	—

Proposal No. 2:
To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Share Issuance.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
97,881,731	3,126,097	107,716	—

No other matters were considered and voted on by the stockholders at the special meeting. As a result of the votes cast as reported above, both proposals passed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

	By:	/s/ Patricia A. Baldes
Patricia A. Baldes
Date: March 18, 2015		Vice President - Financial Reporting